Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES FOUNDED 1866	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

May 28, 2010

KapStone Paper and Packaging Corporation

1101 Skokie Blvd, Suite 300

Northbrook, IL  60062

Re:    2,700,000 Shares of Common Stock, Par Value $0.0001 Per Share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by KapStone Paper and Packaging Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,700,000 shares of common stock, par value $0.0001 per share (the “Registered Shares”), of the Company, to be issued under the Company’s Amended and Restated 2006 Incentive Plan (the “Plan”).

In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith (including the Plan). We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that each Registered Share that is newly issued under the Plan will be legally issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and sold in the manner contemplated by the Plan; and (iii) either a certificate representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) or if any such Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the purchaser thereof,

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the Securities Act.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance or sale of the Registered Shares.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to all references to our Firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP